Exhibit 99.1

Nuvve Provides Second Quarter 2022
Financial Update
Investor Conference Call to be Held Today at 5:00 PM Eastern Time (2:00 PM PT)

SAN DIEGO, August 11, 2022 /PRNewswire/— Nuvve Holding Corp. (Nuvve) (Nasdaq: NVVE), a green energy technology company that provides a globally-available, commercial vehicle-to-grid (V2G) technology platform that enables electric vehicle (EV) batteries to store and resell unused energy back to the local electric grid and provides other grid services, today provided a second quarter 2022 update.
 Second Quarter Highlights

•Established official partnership with Switch to integrate Nuvve's vehicle-to-grid (V2G) GIVe™ platform with Switch's charging management platform for operations and maintenance; Nuvve also made a strategic investment into Switch
•Announced commercial agreements with Power Electronics and Cenntro to expand Nuvve’s high powered charger line-up and expand Nuvve’s U.S. commercial fleet reach, respectively
•Nuvve selected as collaboration partner through a Memorandum of Understanding (MOU) with the U.S. Department of Energy (DOE) to accelerate the country’s commercialization of vehicle-to-grid; in addition, the EPA began grant application acceptances to begin replacing the nation’s fleet of school buses with clean, zero-emission buses
•Along with local strategic partners, Nuvve received approval from the Japanese transmission system operator (TSO) to participate in the energy market to provide ancillary power and stabilizing services to the grid
•Megawatts under management increased 10% during the quarter, totaling 16.1 megawatts as of June 30, 2022
•Cash and cash equivalents of $14.9 million, as of June 30, 2022
Management Discussion

Gregory Poilasne, chairman and chief executive officer of Nuvve, said, “In the second quarter, Nuvve continued to expand its network of commercial, operational and technology partners as it scales up its V2G platform. Further, Nuvve’s formal announcement of an investment into Switch EV not only expands the company’s platform into additional chargers, but also demonstrates its willingness to deploy capital in order to further build out its competitive edge in V2G. These positive developments for the company came against a backdrop that saw strong secular tailwinds for V2G, including at the federal government level. This was evidenced by Nuvve’s entry into an MOU with the U.S. DOE to explore ways to further drive V2G adoption, and the disbursement of $500 million by the EPA in grant funding to be made available for electric school buses and associated infrastructure, with Nuvve expected to be a notable beneficiary as grant applications are awarded later this year. We look forward to continued momentum in the second half of the year, which has started out strong as we grow our utility and energy partnerships with SDG&E and Vistra, both of which serve to help unlock the full potential of V2G.”

2022 Second Quarter Financial Review

Total revenue was $1.3 million for the three months ended June 30, 2022, compared to $1.0 million for the three months ended June 30, 2021, an increase of $0.3 million, or 32.6%. The increase is attributed to $0.3 million increase in products and services revenue. Products and services revenue for the three months ended June 30, 2022 consisted of sales DC and AC Chargers sales of approximately $1.0 million, grid services revenue of $0.05 million, and engineering services of $0.03 million.

Cost of products and services revenue for the three months ended June 30, 2022, increased by $0.7 million to $1.0 million, and margin decreased to 3.1% from 52.7% compared to the same prior year period. This was mostly due to the impact of a higher mix of hardware charging stations sales and a lower mix of engineering services in the current quarter.

Selling, general and administrative expenses consist of selling, marketing, advertising, payroll, administrative, finance, and professional expenses. Selling, general and administrative expenses were $8.1 million for the three months ended June 30, 2022, as compared to $5.3 million for the three months ended June 30, 2021, an increase of $2.9 million, or 54.4%. The increase during the three months ended June 30, 2022 was primarily attributable to increases in compensation expenses of $0.7 million, including share-based compensation, $0.4 million of travel expenses related to conferences and partnership meetings, $0.4 million of professional fees related to internal operational reviews, and $1.7 million of governance and other public company costs. Expenses resulting from the consolidation of Levo's activities during the quarter, contributed $0.7 million to the increase in selling, general and administrative expenses.
Research and development expenses increased by $0.5 million, or 28.5%, from $1.7 million for the three months ended June 30, 2021 to $2.2 million for the three months ended June 30, 2022. The increase was primarily attributable to an increase in compensation expenses and subcontractor expenses used to advance Nuvve’s platform functionality and integration with more vehicles.

Other income (expense) consists primarily of interest expense, impairment of deferred finance costs, change in fair value of private warrants liability and derivative liability, and other income (expense). Other income (expense) increased by $43.5 million of expense, from $0.15 million of other income for the three months ended June 30, 2021, to $43.3 million in other expense for the three months ended June 30, 2022. The increase in other expense during the three months ended June 30, 2022 was primarily attributable to the write-off of deferred finance costs, and change in fair values of the private warrants liability and derivative liability. The impairment charge was driven by a write-off of deferred financing costs associated with the carrying value of warrants and stock options granted to Stonepeak and Evolve in May 2021 in return for their capital commitment to fund up to $750 million in V2Genabled EV fleet deployments of school buses through Levo. We impaired the deferred financing costs during the six months ended June 30, 2022 primarily because we have not entered into fleet as a service customer contracts requiring preferred capital commitments from Stonepeak and Levo in excess of $43.6 million within one year of the deferred financing costs being capitalized. The impairment charge is non-cash and does not impact the existing capital commitment we have from Stonepeak and Evolve or the pursuit of customer deployments funded by this capital commitment. Note 19 of our year ended December 31, 2021 Form 10-K further describes the terms of the capital commitment with Stonepeak and Evolve.
Net loss includes the net loss attributable to Stonepeak and Evolve, the holders of non-controlling interests in Levo, on our condensed consolidated statements of operations.
Net loss increased by $47.2 million, or 762.3%, from $6.2 million for the three months ended June 30, 2021, to $53.4 million for the three months ended June 30, 2022. The increase in net loss was primarily due to increase in operating expenses of $4.0 million and increase in other expense of $43.5 million for the aforementioned reasons.
Net Loss Attributable to Non-Controlling Interest
Net loss attributable to non-controlling interest was $2.1 million for the three months ended June 30, 2022.
Net loss is allocated to non-controlling interests in proportion to the relative ownership interests of the holders of non-controlling interests in Levo, an entity formed by us with Stonepeak and Evolve. We own 51% of Levo's common units and Stonepeak and Evolve own 49% of Levo's common units. We have determined that Levo is a variable interest entities in which we are the primary beneficiary. Accordingly, we consolidate Levo and record a non-controlling interest for the share of the Levo owned by Stonepeak and Evolve during the three and six months ended June 30, 2022.

Conference Call Details
The Company will hold a conference call to review its financial results for the second quarter of 2022, along with other company developments, at 5:00 PM Eastern Time (2:00 PM PT) today Thursday, August 11, 2022.
To participate, please register for and listen via a live webcast, which is available in the ‘Events' section of Nuvve’s investor relations website at https://investors.nuvve.com/. In addition, a replay of the call will be made available for future access.
About Nuvve Holding Corp.
Nuvve Holding Corp. (Nasdaq: NVVE) has developed a proprietary vehicle-to-grid (V2G) technology, including its Grid Integrated Vehicle (“GIVe™”) cloud-based software platform, that enables it to link multiple electric vehicle (“EV”) batteries into a virtual power plant to provide bi-directional energy to the electrical grid in a qualified and secure manner.. Combining the world’s most advanced V2G technology and an ecosystem of electrification partners, Nuvve dynamically manages power among electric vehicle (EV) batteries and the grid to deliver new value to EV owners, accelerate the adoption of EVs, and support the world’s transition to clean energy. With products designed to transform EVs into mobile energy storage assets and networking battery capacity to support shifting energy needs, Nuvve is working toward making the grid more resilient, enhancing sustainable transportation, and supporting energy equity in an electrified world. Since its founding in 2010, Nuvve has successfully deployed V2G on five continents and offers turnkey electrification solutions for fleets of all types. Nuvve is headquartered in San Diego, California, and can be found online at nuvve.com.

Nuvve and associated logos are among the trademarks of Nuvve and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Forward Looking Statements
The information in this press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Nuvve and Nuvve's strategy, future operations, estimated and projected financial performance, prospects, plans and objectives are forward-looking statements. When used in this press release, the words "could," "should," "will," "may," "believe," "anticipate," "intend," "estimate," "expect," "project," the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Nuvve disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Nuvve cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Nuvve. In addition, Nuvve cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) risks related to the rollout of Nuvve's business and the timing of expected business milestones; (ii) Nuvve's dependence on widespread acceptance and adoption of electric vehicles and increased installation of charging stations; (iii) Nuvve's ability to maintain effective internal controls over financial reporting (iv) Nuvve's current dependence on sales of charging stations for most of its revenues; (v) overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of electric vehicles or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; (vi) potential adverse effects on Nuvve's backlog, revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by Nuvve; (vii) the effects of competition on Nuvve's future business; (viii) risks related to Nuvve's dependence on its intellectual property and the risk that Nuvve's technology could have undetected defects or errors; (ix) the risk that we conduct a portion of our operations through a joint venture exposes us to risks and uncertainties, many of which are outside of our control; (x) that our joint venture with Levo Mobility LLC may fail to generate the expected financial results, and the return may be insufficient to justify our investment of effort and/or funds; (xi) changes in applicable laws or regulations; (xii) the COVID-19 pandemic and its effect directly on Nuvve and the economy generally; (xiii) risks related to disruption of management time from ongoing business operations due to our joint ventures; (xiv) risks relating to privacy and data protection laws, privacy or data breaches, or the loss of data; (xv) the possibility that Nuvve may be adversely affected by 3 other economic, business, and/or competitive factors, including increased inflation and interest rates, and the Russian invasion of Ukraine; (xvi) risks related to the benefits expected from the $1.2 trillion dollar infrastructure bill passed by the U.S. House of Representatives (H.R. 3684); (xvii) the risk that the Company will not be able to reach definitive agreements parties after an MOU has been signed; and (xviii) supply chain disruptions. Should one or more of the risks or uncertainties described in this press release materialize or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the Annual Report on Form 10-K filed by Nuvve with the Securities and Exchange Commission (SEC) on March 31, 2022, and in the other reports that Nuvve has, and will file from time to time with the SEC. Nuvve's SEC filings are available publicly on the SEC's website at www.sec.gov.
Use of Projections
This press release contains projected financial information with respect to Nuvve. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such financial forecast information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties. See "Forward-Looking Statements" above. Actual results may differ materially from the results contemplated by the financial forecast information contained in this press release, and the inclusion of such information in this press release should not be regarded as a representation by any person that the results reflected in such forecasts will be achieved.
Trademarks
This press release contains trademarks, service marks, trade names and copyrights of Nuvve and other companies, which are the property of their respective owners.
Nuvve Investor Contact

ICR Inc.
nuvve@icrinc.com
+1 (646) 200-8872

FINANCIAL TABLES FOLLOW
 NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash	$14,890,242	$32,360,520
Restricted cash	480,000	380,000
Accounts receivable	1,958,656	1,886,708
Inventories	10,796,032	11,118,188
Prepaid expenses and other current assets	2,384,575	1,036,645
Total Current Assets	30,509,505	46,782,061
Property and equipment, net	600,546	356,194
Intangible assets, net	1,411,358	1,481,077
Investments	1,670,951	670,951
Right-of-use operating assets	5,195,474	3,483,042
Deferred financing costs	—	43,562,847
Financing receivables	238,624	138,161
Security deposit, long-term	3,057	3,057
Total Assets	$39,629,515	$96,477,390

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,327,366	$5,738,873
Accrued expenses	2,392,820	2,874,018
Deferred revenue	781,922	719,771
Operating lease liabilities - current	455,064	41,513
Other liabilities	111,387	110,574
Total Current Liabilities	7,068,559	9,484,749

Operating lease liabilities - noncurrent	5,053,219	3,441,642
Warrants liability	182,000	866,000
Derivative liability - non-controlling redeemable preferred shares	491,012	511,948
Other long-term liabilities	15,120	18,860
Total Liabilities	12,809,910	14,323,199

Commitments and Contingencies
Mezzanine equity
Redeemable non-controlling interests, preferred shares, zero par value, 1,000,000 shares authorized, 3,138 shares issued and outstanding at June 30, 2022 and December 31, 2021; aggregate liquidation preference of $3,330,071 at June 30, 2022	3,208,360	2,885,427
Class D Incentive units, zero par value, 1,000,000 units authorized, 250,000 units issued and outstanding at June 30, 2022	140,850	—
Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; zero shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 19,709,763 and 18,861,130 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	1,986	1,888
Additional paid-in capital	134,261,487	127,138,504
Accumulated other comprehensive income (loss)	73,448	113,446
Accumulated deficit	(107,629,843)	(47,412,470)
Nuvve Stockholders’ Equity (Deficit)	26,707,078	79,841,368
Non-controlling interests	(3,236,683)	(572,604)
Total Stockholders’ Equity (Deficit)	23,470,395	79,268,764
Total Liabilities, Mezzanine equity and Stockholders’ Equity	$39,629,515	$96,477,390

  NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Products and services	$1,068,029	$766,516	$3,321,813	$1,078,419
Grants	233,698	214,814	350,947	701,943
Total revenue	1,301,727	981,330	3,672,760	1,780,362
Operating expenses
Cost of product and service revenue	1,034,596	362,658	3,176,908	489,886
Selling, general, and administrative	8,136,522	5,269,791	15,762,072	9,752,531
Research and development	2,170,139	1,689,245	4,305,714	2,952,195
Total operating expenses	11,341,257	7,321,694	23,244,694	13,194,612

Operating loss	(10,039,530)	(6,340,364)	(19,571,934)	(11,414,250)
Other income (expense)
Interest income (expense)	6,945	1,984	8,403	(595,565)
Write-off of deferred financing costs	(43,562,847)	—	(43,562,847)	—
Change in fair value of warrants liability	251,000	(351,602)	684,000	70,228
Change in fair value of derivative liability	(32,536)	—	20,936	—
Other, net	22,020	503,676	(7,767)	391,561
Total other (expense) income, net	(43,315,418)	154,058	(42,857,275)	(133,776)
Loss before taxes	(53,354,948)	(6,186,306)	(62,429,209)	(11,548,026)
Income tax (benefit) expense	—	1,000	—	1,000
Net loss	$(53,354,948)	$(6,187,306)	$(62,429,209)	$(11,549,026)
Less: Net loss attributable to non-controlling interests	(2,110,903)	—	(2,211,837)	—
Net loss attributable to Nuvve Holding Corp.	$(51,244,045)	$(6,187,306)	$(60,217,372)	$(11,549,026)
Less: Preferred dividends on redeemable non-controlling interests	65,296	—	129,311	—
Less: Accretion on redeemable non-controlling interests preferred shares	161,466	—	322,932	—
Net loss attributable to Nuvve common stockholders	$(51,470,807)	$(6,187,306)	$(60,669,615)	$(11,549,026)

Net loss per share attributable to Nuvve common stockholders, basic and diluted	$(2.70)	$(0.33)	$(3.20)	$(0.79)

Weighted-average shares used in computing net loss per share attributable to Nuvve common stockholders, basic and diluted	19,064,854	18,668,009	18,965,167	14,560,862

  NUVVE HOLDING CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(53,354,948)	$(6,187,306)	$(62,429,209)	$(11,549,026)
Other comprehensive (loss) income, net of taxes
Foreign currency translation adjustments, net of taxes	$(26,314)	$(20,146)	$(39,998)	$96,603
Total Comprehensive loss	$(53,381,262)	$(6,207,452)	$(62,469,207)	$(11,452,423)
Less: Comprehensive loss attributable to non-controlling interests	$(2,110,903)	$—	$(2,211,837)	$—
Comprehensive loss attributable to Nuvve Holding Corp.	$(51,270,359)	$(6,207,452)	$(60,257,370)	$(11,452,423)
Less: Preferred dividends on redeemable non-controlling interests	$(65,296)	$—	$(129,311)	$—
Less: Accretion on redeemable non-controlling interests preferred shares	(161,466)	—	(322,932)	—
Comprehensive loss attributable to Nuvve common stockholders	$(51,043,597)	$(6,207,452)	$(59,805,127)	$(11,452,423)

  NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities
Net loss	$(62,429,209)	$(11,549,026)
Adjustments to reconcile to net loss to net cash used in operating activities
Depreciation and amortization	137,755	81,874
Share-based compensation	3,357,859	1,352,708
Write-off of deferred financing costs	43,562,847	—
Beneficial conversion feature on convertible debenture	—	427,796
Accretion of discount on convertible debenture	—	116,147
Change in fair value of warrants liability	(684,000)	(70,228)
Change in fair value of derivative liability	(20,936)	—
Loss on disposal of asset	—	1,381
Gain on extinguishment of PPP Loan	—	(492,100)
Noncash lease expense	283,251	(1,003)
Change in operating assets and liabilities
Accounts receivable	(74,278)	(139,140)
Inventory	322,156	(3,164,653)
Prepaid expenses and other assets	(1,462,221)	(2,209,159)
Accounts payable	(2,409,448)	330,890
Accrued expenses	(684,517)	1,595,165
Deferred revenue	79,576	305,922
Net cash used in operating activities	(20,021,165)	(13,413,426)
Investing activities
Proceeds from sale of property and equipment	—	7,969
Purchase of property and equipment	(317,225)	—
Investments	(1,000,000)	—
Net cash (used) provided in investing activities	(1,317,225)	7,969
Financing activities
Deposit with Newborn	—	—
Proceeds from Newborn Escrow Account	—	58,184,461
Redemption of Newborn shares	—	(18,629)
Issuance costs related to reverse recapitalization and PIPE offering	—	(3,970,657)
Proceeds from PIPE offering	—	14,250,000
Repayment of Newborn sponsor loans	—	(487,500)
Repurchase of common stock from EDF	—	(6,000,000)
Newborn cash acquired	—	50,206
Purchase of stock from investor	—	(2,000,000)
Payment of financing costs	—	(531,527)
Proceeds from forward option put exercise	1,994,073	—
Proceeds from common stock offering, net of offering costs	1,859,685	—
Payment of finance lease Obligations	(4,425)	(1,989)
Proceeds from exercise of stock options	173,575	—
Net cash (used) provided in financing activities	4,022,908	59,474,365
Effect of exchange rate on cash	(54,796)	98,193
Net increase (decrease) in cash and restricted cash	(17,370,278)	46,167,101
Cash and restricted cash at beginning of year	32,740,520	2,275,895
Cash and restricted cash at end of period	$15,370,242	$48,442,996
Supplemental Disclosure of Noncash Financing Activity
Conversion of preferred stock to common stock	$—	$1,679
Conversion of debenture and accrued interest to common shares	$—	$3,999,435
Conversion of shares due to reverse recapitalization	$—	$3,383
Issuance of common stock for merger success fee	$—	$2,085,299
Non-cash merger transaction costs	$—	$2,085,299
Accrued transaction costs related to reverse recapitalization	$—	$189,434
Issuance of private warrants	$—	$1,253,228
Forgiveness of PPP Loan	$—	$492,100
Issuance of Stonepeak and Evolve warrants	$—	$27,640,000
Issuance of Stonepeak and Evolve options	$—	$12,584,000
Transfer of Inventory to property and equipment	$87,095	$—